Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of II-VI Incorporated for the registration of its common stock and to the incorporation by reference therein of our report dated August 28, 2018 (except for Notes 6, 12 and 21, and the effects of the adoption of ASU 2017-07, Compensation-Retirement Benefits (Topic 715), as reflected in Note 1 to the consolidated financial statements, as to which the date is December 27, 2018) with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries, and our report dated August 28, 2018 with respect to the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries, included in its Current Report (Form 8-K) dated December 27, 2018 for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

December 27, 2018